Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GAINSCO, INC.:

We consent to the incorporation by reference in the registration statement (No. 333-129678 and 333-33590) on Form S-8 of GAINSCO, INC. of our report dated March 31, 2010, with respect to the consolidated balance sheet of GAINSCO, INC. as of December 31, 2009 and 2008, and the related consolidated statements of operation, shareholders’ equity and comprehensive loss, cash flow for the years ended December 31, 2009 and 2008, and all related financial statement schedules, which reports appear in the December 31, 2009 annual report on Form 10-K of GAINSCO, INC.

/s/ BDO Seidman, LLP
BDO Seidman LLP

Dallas, Texas

March 31, 2010